Exhibit 99.1
Ranpak Holdings Corp. Reports Second Quarter 2025 Financial Results
•Net revenue for the second quarter increased 6.8% year over year to $92.3 million, including a $1.2 million non-cash reduction for warrants, and increased 3.8% year over year on a constant currency basis
•Net loss for the second quarter of $7.5 million compared to net income of $5.5 million for the prior year period
•Adjusted EBITDA (“AEBITDA”) for the second quarter of $16.5 million down 15.8%, or $3.1 million, year over year (down 18.4% on a constant currency basis), including a $1.2 million non-cash reduction for warrants
•Packaging System placement up 2.7% year over year to approximately 145.0 thousand machines at June 30, 2025
CONCORD TOWNSHIP, Ohio, August 5, 2025 – Ranpak Holdings Corp (NYSE: PACK) (“Ranpak” or “the Company”), a leading provider of environmentally sustainable, systems-based, product protection and end-of-line automation solutions for e-commerce and industrial supply chains, today reported its second quarter 2025 financial results.
Omar Asali, Chairman and Chief Executive Officer, commented, “I am pleased to share we achieved our 8th quarter in a row of volume growth in a challenging environment, driven by our deepening relationships with Enterprise customers in North America where we continue to make strong inroads in Protective and Automation leading me to be more optimistic for the remainder of the year. Global paper volumes increased 5.2% in the quarter and net revenue increased 6.8% year over year, or 3.8% on a constant currency basis, driven by continued strength within North American e-commerce and includes a $1.2 million non-cash reduction for warrants. Uncertainty across the globe weighed on our exclusive distribution channel in the second quarter leading to a less robust May and June globally. In general, industrial activity continues to be subdued but we did see positive volume growth in Cushioning in the quarter in an encouraging sign of a more balanced growth profile outlook among our product lines and improved profitability.
AEBITDA declined 15.8%, or 18.4% on a constant currency basis year over year, driven by lower volumes in Europe and APAC and higher production costs in North America and includes a $1.2 million non-cash reduction for warrants. The margin pressures we experienced in the first quarter persisted in the second quarter though we expect our cost reduction and margin improvement initiatives are set to take hold in Q3, leading to optimism for an improved financial profile in the second half of the year. In addition to increased pricing in Q2, we executed on our cost reduction initiatives by reducing headcount, optimizing freight and logistics costs, as well as securing lower cost warehouse space reducing our use of third party storage we relied on in the first half of the year. We expect these actions among others will enable us to achieve a three to five gross margin point improvement in North America in the second half of the year.
Our Automation backlog is robust for the second half and we are having good success expanding with Enterprise customers in North America. We expect to generate $40 - $45 million in Automation net revenue for 2025,with the vast majority of the second half already in backlog, implying substantial growth in the second half and driving meaningful improvement in our overall financial profile as it has been a $5 million drag on AEBITDA to start the year. With the momentum I see in the business, I believe we have a clear path to scale Automation which we expect will have a significant impact on our financial profile.
We believe we have laid the groundwork for strong and profitable growth going forward. Our differentiated solutions and strong customer execution have resulted in us forming a strategic and economic relationship with one of the largest and most sophisticated players in the world when it comes to protective packaging and warehouse Automation. I can’t think of a greater vote of confidence and testament to the way we have innovated here at Ranpak and delivered for customers over the past number of years. I believe what we are building here at Ranpak is special and view 2025 as the turning point where Ranpak established itself as a leading player in both Protective and Automation.”
Outlook for Remainder of 2025
Given the challenging start to the year and movements in currency, we are updating our forward-looking guidance to reflect the latest operating environment. At a current exchange rate of 1 Euro to 1.15 USD, we are forecasting second half 2025 net revenue of $216 - $230 million and AEBITDA of $44.5 - $54.5 million, reflecting an estimated $4 million recognition of warrant expense over that period. Using year to date actual results and the midpoint of the remaining year guidance range this implies total 2025 net revenue of $406.5 million and AEBITDA of $83.3 million. This guidance reflects the expectation of a non-cash net revenue and AEBITDA reduction of between $4 million and $6 million in 2025 related to the recognition of warrant expense. While we have encountered headwinds to start the year, we believe Ranpak is well positioned to weather the current environment due to the diversity of our operations and global footprint as well as the value-added solutions we provide to businesses across the world. We have cemented partnerships this year that we believe position Ranpak well for strong growth and increased scale in years to come.
Second Quarter 2025 Highlights
•Net revenue increased 6.8% (including a $1.2 million, or 1.4%, non-cash reduction from warrants) and increased 3.8% on a constant currency basis
•Net loss of $7.5 million compared to net income of $5.5 million for the prior year period
•AEBITDA(1) of $16.5 million for the three months ended June 30, 2025 is down 15.8% and down 18.4% on a constant currency basis
•Packaging systems placement increased 2.7% year over year, to approximately 145.0 thousand machines as of June 30, 2025
Net revenue for the second quarter of 2025 was $92.3 million compared to $86.4 million for the second quarter of 2024, an increase of $5.9 million or 6.8% (3.8% on a constant currency basis) and includes a reduction of $1.2 million to void-fill net revenue for the provision for common stock warrants. Net revenue was positively impacted by increases in cushioning, void-fill, and other net revenue, partially offset by a decrease in wrapping. Cushioning increased $1.8 million, or 5.1%, to $36.8 million from $35.0 million; void-fill increased $3.4 million, or 9.0%, to $41.1 million from $37.7 million; wrapping decreased $1.1 million, or 13.1%, to $7.3 million from $8.4 million; and other net revenue increased $1.8 million, or 32.1% to $7.1 million from $5.3 million for the second quarter of 2025 compared to the second quarter of 2024. Other net revenue includes automated box sizing equipment and non-paper revenue from packaging systems installed in the field, such as systems accessories.
The increase in net revenue for the second quarter of 2025 compared to the second quarter of 2024 is quantified by an increase in the volume of sales of our paper consumable products of approximately 5.2%, a 1.8% increase in the sales of automated box sizing equipment, and a 3.0% increase from foreign currency fluctuations, partially offset by a 1.9% decrease in the price or mix of our paper consumable products and a 1.3% decrease from the provision for common stock warrants.
The following table presents the non-cash impact that the Company’s outstanding warrants had on the Company’s results of operations during the second quarters of 2025 and 2024, respectively:

	Three Months Ended June 30,			% Change Related to Non-cash Impact of Warrants(2)
($ amounts in millions)	2025	2024	% Change
Net revenue	$92.3	$86.4	6.8%	(1.4)%
Gross profit	$28.9	$31.7	(8.8)%	(3.8)%
Gross margin	31.3%	36.7%	(5.4)%	(0.9)%
AEBITDA(1)	$16.5	$19.6	(15.8)%	(6.1)%
AEBITDA(1) Margin	17.9%	22.7%	(4.8)%	(1.1)%
(see subsequent footnotes)
(1)Please refer to “Non-GAAP Financial Data” in this press release for an explanation and related reconciliation of the Company’s non-GAAP financial measures and further discussion related to certain other non-GAAP metrics included in this press release.
(2)The non-cash reduction in revenue from warrants related to the Company’s agreement with Amazon was $1.2 million in the second quarter of 2025.
Balance Sheet and Liquidity
Ranpak completed the second quarter of 2025 with a strong liquidity position, including a cash balance of $49.2 million and no borrowings on its $50.0 million revolving credit facility, which matures in December 2029. As of June 30, 2025, the Company had $408.0 million outstanding under its USD-denominated first lien term facility, which matures in December 2031.
1 Please refer to “Non-GAAP Financial Data” in this press release for an explanation and related reconciliation of the Company’s non-GAAP financial measures and further discussion related to certain other non-GAAP metrics included in this press release.

The following table presents Ranpak’s installed base of protective packaging systems by product line as of June 30, 2025 and 2024:

	June 30, 2025	June 30, 2024	Change	% Change
PPS Systems	(in thousands)
Cushioning	34.6	34.9	(0.3)	(0.9)
Void-Fill	87.9	83.9	4.0	4.8
Wrapping	22.5	22.4	0.1	0.4
Total	145.0	141.2	3.8	2.7
Conference Call Information
The Company will host a conference call and webcast at 8:30 a.m. (ET) on Tuesday, August 5, 2025. The conference call and earnings presentation will be webcast live at the following link: https://events.q4inc.com/attendee/183436170. Investors who cannot access the webcast may listen to the conference call live via telephone by dialing (800) 715-9871 and use the Conference ID: 8369975.
A telephonic replay of the webcast also will be available starting at 11:30 a.m. (ET) on Tuesday, August 5, 2025 and ending at 11:59 p.m. (ET) on Tuesday, August 12, 2025. To listen to the replay, please dial (800) 770-2030 and use the passcode: 8369975.
Cautionary Notice Regarding Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not historical facts are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to estimates, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this news release include, for example, statements about our expectations around the future performance of the business, including our forward-looking guidance.
The forward-looking statements contained in this news release are based on our current expectations and beliefs concerning future developments and their potential effects on us taking into account information currently available to us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks include, but are not limited to: (i) our inability to secure a sufficient supply of paper to meet our production requirements; (ii) the impact of rising prices on production inputs, including labor, energy, and freight on our results of operations; (iii) the impact of the price of kraft paper on our results of operations; (iv) our reliance on third party suppliers; (v) geopolitical conflicts and other social and political unrest or potential tariffs on the import of goods; (vi) the high degree of competition and continued consolidation in the markets in which we operate; (vii) consumer sensitivity to increases in the prices of our products, changes in consumer preferences with respect to paper products generally or customer inventory rebalancing; (viii) economic, competitive and market conditions generally, including macroeconomic uncertainty, the impact of inflation, and variability in energy, freight, labor and other input costs; (ix) the loss of certain customers; (x) our failure to develop new products that meet our sales or margin expectations or the failure of those products to achieve market acceptance; (xi) our ability to achieve our environmental, social and governance (“ESG”) goals and maintain the sustainable nature of our product portfolio and fulfill our obligations under evolving ESG standards; (xii) our ability to fulfill our obligations under new disclosure regimes relating to ESG matters, such as the European Sustainability Disclosure Standards recently adopted by the European Union (“EU”) under the EU’s Corporate Sustainability Reporting Directive (“CSRD”); (xiii) our future operating results fluctuating, failing to match performance or to meet expectations; (xiv) our ability to fulfill our public company obligations; and (xv) other risks and uncertainties indicated from time to time in filings made with the SEC.
Should one or more of these risks or uncertainties materialize, they could cause our actual results to differ materially from the forward-looking statements. We are not undertaking any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements.
Ranpak Holdings Corp.
Unaudited Condensed Consolidated Statements of Operations
and Comprehensive Income (Loss)
(in millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net product revenue	$77.8	$72.8	$155.4	$145.3
Machine lease revenue	14.5	13.6	28.1	26.4
Net revenue	92.3	86.4	183.5	171.7
Cost of product sales	56.0	48.5	110.8	94.2
Cost of leased machines	7.4	6.2	12.9	13.5
Gross profit	28.9	31.7	59.8	64.0
Selling, general and administrative expenses	28.8	27.3	57.7	55.2
Depreciation and amortization expense	8.8	8.3	17.8	16.7
Other operating expense, net	1.0	1.3	2.0	2.1
Loss from operations	(9.7)	(5.2)	(17.7)	(10.0)
Interest expense	8.3	5.3	17.0	11.5
Foreign currency (gain) loss	(2.6)	0.1	(5.2)	(1.3)
Other non-operating income, net	(5.9)	(17.9)	(5.9)	(17.9)
(Loss) income before income tax (benefit) expense	(9.5)	7.3	(23.6)	(2.3)
Income tax (benefit) expense	(2.0)	1.8	(5.2)	0.3
Net (loss) income	$(7.5)	5.5	$(18.4)	$(2.6)

Basic and diluted (loss) income per share	$(0.09)	$0.07	$(0.22)	$(0.03)

Weighted average number of shares outstanding – basic	84,274,167	83,071,520	83,987,624	82,876,914
Weighted average number of shares outstanding – diluted	84,274,167	83,123,636	83,987,624	82,876,914

Other comprehensive income (loss), before tax
Foreign currency translation adjustments	$(4.6)	$(0.1)	$(7.2)	$(2.2)
Interest rate swap adjustments	—	(0.8)	—	(3.4)
Cross currency swap adjustments	(0.6)	—	(1.2)	—
Total other comprehensive loss, before tax	(5.2)	(0.9)	(8.4)	(5.6)
Benefit for income taxes related to other comprehensive loss	(4.6)	(0.1)	(7.0)	—
Total other comprehensive loss, net of tax	(0.6)	(0.8)	(1.4)	(5.6)
Comprehensive (loss) income, net of tax	$(8.1)	$4.7	$(19.8)	$(8.2)

Ranpak Holdings Corp.
Unaudited Condensed Consolidated Balance Sheets
(in millions, except share data)

	June 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$49.2	$76.1
Accounts receivable, net	45.4	43.9
Inventories	38.1	21.7
Income tax receivable	5.8	1.8
Prepaid expenses and other current assets	13.4	7.7
Total current assets	151.9	151.2
Property, plant and equipment, net	145.2	137.6
Operating lease right-of-use assets, net	24.0	20.9
Goodwill	457.0	443.7
Intangible assets, net	306.1	312.2
Deferred tax assets	0.1	0.1
Other assets	53.7	38.5
Total assets	$1,138.0	$1,104.2
Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$33.2	$26.9
Accrued liabilities and other	35.8	28.5
Current portion of long-term debt	5.4	5.6
Operating lease liabilities, current	4.0	4.0
Deferred revenue	8.9	3.4
Total current liabilities	87.3	68.4
Long-term debt	397.7	400.8
Deferred tax liabilities	55.1	62.0
Derivative instruments	33.5	1.3
Operating lease liabilities, non-current	24.2	20.8
Other liabilities	1.2	2.8
Total liabilities	599.0	556.1
Commitments and contingencies – Note 13
Shareholders' equity
Class A common stock, $0.0001 par, 200,000,000 shares authorized at June 30, 2025 and December 31, 2024; shares issued and outstanding: 84,346,019 and 83,267,367 at June 30, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	710.3	699.6
Accumulated deficit	(163.7)	(145.3)
Accumulated other comprehensive loss	(7.6)	(6.2)
Total shareholders' equity	539.0	548.1
Total liabilities and shareholders' equity	$1,138.0	$1,104.2

Ranpak Holdings Corp.
Unaudited Condensed Consolidated Statements of Cash Flows
(in millions)

	Six Months Ended June 30,
	2025	2024
Cash Flows from Operating Activities
Net loss	$(18.4)	$(2.6)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	31.9	35.5
Amortization of deferred financing costs	0.6	1.4
Loss on disposal of property, plant, and equipment	0.2	0.6
Gain on sale of patents	—	(5.4)
Deferred income taxes	(1.8)	3.7
Amortization of initial value of interest rate swap	—	(1.2)
Foreign currency gain	(5.2)	(1.3)
Stock-based compensation expense	4.1	2.8
Provision for common stock warrants	2.0	—
Amortization of cloud-based software implementation costs	1.9	1.8
Unrealized (gain) loss on strategic investments	(5.8)	3.5
Changes in operating assets and liabilities:
Accounts receivable	1.2	(5.6)
Inventories	(15.0)	(8.8)
Income tax receivable	(4.0)	(6.6)
Prepaid expenses and other current assets	(4.6)	(2.6)
Accounts payable	5.2	9.5
Accrued liabilities and other	2.6	3.4
Change in other assets and liabilities	0.2	(3.3)
Net cash (used in) provided by operating activities	(4.9)	24.8
Cash Flows from Investing Activities
Purchases of converter equipment	(15.2)	(15.3)
Purchases of other property, plant, and equipment	(2.1)	(4.4)
Proceeds from sale of patents	—	5.4
Cash paid for strategic investments	(2.5)	(4.8)
Net cash used in investing activities	(19.8)	(19.1)
Cash Flows from Financing Activities
Principal payments on term loans	(2.1)	(0.8)
Proceeds from hedging instruments	0.3	—
Proceeds from equipment financing	—	0.7
Payments on equipment financing	(0.4)	(0.5)
Payments on finance lease liabilities	(1.5)	(0.6)
Tax payments for withholdings on stock-based awards distributed	(1.2)	(0.4)
Net cash used in financing activities	(4.9)	(1.6)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	2.7	(1.0)
Net (Decrease) Increase in Cash and Cash Equivalents	(26.9)	3.1
Cash and Cash Equivalents, beginning of period	76.1	62.0
Cash and Cash Equivalents, end of period	$49.2	$65.1

Non-GAAP Measures
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA (“AEBITDA”)
Our unaudited condensed consolidated financial statements are prepared in accordance with U.S. GAAP. We also present Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and adjusted EBITDA (“AEBITDA”), which are non-GAAP financial measures, because they are key measures used by our management and board of directors to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating EBITDA and AEBITDA can provide a useful measure for period-to-period comparisons of our primary business operations. We believe that EBITDA and AEBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.
EBITDA is a non-GAAP financial measure that we calculate as net income (loss), adjusted to exclude: benefit from (provision for) income taxes; interest expense; and depreciation and amortization.
AEBITDA is a non-GAAP financial measure that we calculate as net income (loss), adjusted to exclude: benefit from (provision for) income taxes; interest expense; depreciation and amortization; stock-based compensation expense; foreign currency (gain) loss; amortization of cloud-based software implementation costs; and, in certain periods, other income and expense items.
We reconcile this data to our U.S. GAAP data for the same periods presented.
Constant Currency
We operate globally, and a substantial portion of our net revenue and operations is denominated in foreign currencies, primarily the Euro. We calculate the year over-year impact of foreign currency movements using prior period foreign currency rates applied to current year results. These “constant currency” change amounts are non-GAAP measures and are not in accordance with, or an alternative to, measures prepared in accordance with U.S. GAAP. In addition, constant currency change measures are not based on any established set of accounting rules or principles.
In calculating the Constant Currency (Non-GAAP) % Change, the current year is translated at the average exchange rate for the comparable prior year period, when comparing the current year to the prior year. We believe that our Constant Currency (Non-GAAP) % Change presentation provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.
Cautionary Notice Regarding Non-GAAP Measures
Non-GAAP measures, such as EBITDA, AEBITDA, and constant currency change, have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. In particular, non-GAAP financial measures should not be viewed as substitutes for, or superior to, net income (loss) prepared in accordance with U.S. GAAP as a measure of profitability or liquidity. Some of these limitations are:
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA and AEBITDA do not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•EBITDA and AEBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•EBITDA and AEBITDA do not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to us;
•AEBITDA does not consider the potentially dilutive impact of stock-based compensation, and in certain periods, other income and expense items, such as restructuring and integration costs;
•constant currency change measures exclude the foreign currency exchange rate impact on our foreign operations; and
•other companies, including companies in our industry, may calculate EBITDA, AEBITDA, and constant currency change differently, which reduces their usefulness as comparative measures.

Ranpak Holdings Corp.
Non-GAAP Financial Data
Reconciliation and Comparison of GAAP Statement of Income Data to Non-GAAP EBITDA and Constant Currency AEBITDA
For the Second Quarter of 2025 and 2024 (in millions)
Please refer to our discussion and definitions of Non-GAAP financial measures
Dollar amounts are presented in millions. “NM” represents “not meaningful.”

	Three Months Ended June 30,				Constant Currency (Non-GAAP) % Change (6)
	2025	2024	$ Change	% Change
Net (loss) income	$(7.5)	$5.5	$(13.0)	(236.4)	(236.4)

Depreciation and amortization expense – COS	8.0	8.4	(0.4)	(4.8)
Depreciation and amortization expense – D&A	8.8	8.3	0.5	6.0
Interest expense	8.3	5.3	3.0	56.6
Income tax (benefit) expense	(2.0)	1.8	(3.8)	(211.1)
EBITDA(1)	15.6	29.3	(13.7)	(46.8)	(48.8)

Adjustments(2):
Foreign currency (gain) loss	(2.6)	0.1	(2.7)	NM
Non-cash impairment losses	0.2	0.2	—	—
M&A, restructuring, severance	3.6	1.5	2.1	140.0
Stock-based compensation expense	2.0	1.5	0.5	33.3
Amortization of cloud-based software implementation costs(3)	1.0	0.9	0.1	11.1
Cloud-based software implementation costs(4)	0.8	0.7	0.1	14.3
SOX remediation costs	0.3	2.4	(2.1)	(87.5)
Gain on sale of patents	—	(5.4)	5.4	(100.0)
Patent litigation settlement	—	(16.1)	16.1	(100.0)
Unrealized (gain) loss on strategic investments	(5.8)	3.5	(9.3)	(265.7)
Other adjustments(5)	1.4	1.0	0.4	40.0
AEBITDA(1)	$16.5	$19.6	$(3.1)	(15.8)	(18.4)
(see subsequent footnotes)
(1)Reconciliations of EBITDA and AEBITDA for each period presented are to net (loss) income, the nearest GAAP equivalent.
(2)Adjustments are related to non-cash unusual or infrequent costs such as: effects of non-cash foreign currency remeasurement or adjustment; impairment of returned machines; costs associated with the evaluation of acquisitions; costs associated with executive severance; costs associated with restructuring actions such as plant rationalization or realignment, reorganization, and reductions in force; costs associated with the implementation of the global ERP system; and other items deemed by management to be unusual, infrequent, or non-recurring.
(3)Represents amortization of capitalized costs primarily related to the implementation of the global ERP system, which are included in SG&A.
(4)Third-party professional services and consulting fees related to post-implementation system remediation.
(5)In the second quarter of 2025, Other adjustments includes non-recurring excess above market procurement costs and other insignificant items. In the second quarter of 2024, Other adjustments represents primarily non-recurring costs incurred from the outsourcing of paper conversion services and other insignificant items.
(6)The Constant Currency (Non-GAAP) % Change excludes the impact of foreign currency translation effects when comparing to the prior year. In calculating the Constant Currency (Non-GAAP) % Change, the current year results are translated at the average exchange rate for the prior year period, which in this case was 1 Euro to 1.0768 USD. Refer to further discussion in “Non-GAAP Measures.”

Ranpak Holdings Corp.
Non-GAAP Financial Data
Reconciliation and Comparison of GAAP Statement of Income Data to Non-GAAP EBITDA and Constant Currency AEBITDA
For the Six Months Ended June 30, 2025 and 2024 (in millions)
Please refer to our discussion and definitions of Non-GAAP financial measures
Dollar amounts are presented in millions. “NM” represents “not meaningful.”

	Six Months Ended June 30,				Constant Currency (Non-GAAP) % Change (6)
	2025	2024	$ Change	% Change
Net loss	$(18.4)	$(2.6)	$(15.8)	(607.7)	(611.5)

Depreciation and amortization expense – COS	14.1	18.8	(4.7)	(25.0)
Depreciation and amortization expense – D&A	17.8	16.7	1.1	6.6
Interest expense	17.0	11.5	5.5	47.8
Income tax (benefit) expense	(5.2)	0.3	(5.5)	NM
EBITDA(1)	25.3	44.7	(19.4)	(43.4)	(44.3)

Adjustments(2):
Foreign currency gain	(5.2)	(1.3)	(3.9)	NM
Non-cash impairment losses	0.2	0.6	(0.4)	(66.7)
M&A, restructuring, severance	6.5	2.4	4.1	170.8
Stock-based compensation expense	4.1	2.8	1.3	46.4
Amortization of cloud-based software implementation costs(3)	1.9	1.8	0.1	5.6
Cloud-based software implementation costs	1.4	1.2	0.2	16.7
SOX remediation costs(4)	0.9	3.2	(2.3)	(71.9)
Gain on sale of patents	—	(5.4)	5.4	(100.0)
Patent litigation settlement	—	(16.1)	16.1	(100.0)
Unrealized (gain) loss on strategic investments	(5.8)	3.5	(9.3)	(265.7)
Other adjustments(5)	4.5	1.4	3.1	221.4
AEBITDA(1)	$33.8	$38.8	$(5.0)	(12.9)	(13.4)
(see subsequent footnotes)
(1)Reconciliations of EBITDA and AEBITDA for each period presented are to net loss, the nearest GAAP equivalent.
(2)Adjustments are related to non-cash unusual or infrequent costs such as: effects of non-cash foreign currency remeasurement or adjustment; impairment of returned machines; costs associated with the evaluation of acquisitions; costs associated with executive severance; costs associated with restructuring actions such as plant rationalization or realignment, reorganization, and reductions in force; costs associated with the implementation of the global ERP system; and other items deemed by management to be unusual, infrequent, or non-recurring.
(3)Represents amortization of capitalized costs primarily related to the implementation of the global ERP system, which are included in SG&A.
(4)Third-party professional services and consulting fees related to post-implementation system remediation.
(5)In the six months ended June 30, 2025, Other adjustments includes non-recurring warehouse and transitory costs incurred related to conversion services, non-recurring excess above market procurement costs, and other insignificant items. In the six months ended June 30, 2024, Other adjustments represents primarily non-recurring costs incurred from the outsourcing of paper conversion services, legal expenses and fees related to the Company’s patent litigation which was settled in the second quarter of 2024, and other insignificant items.
(6)The Constant Currency (Non-GAAP) % Change excludes the impact of foreign currency translation effects when comparing to the prior year. In calculating the Constant Currency (Non-GAAP) % Change, the current year results are translated at the average exchange rate for the prior year period, which in this case was 1 Euro to 1.0814 USD. Refer to further discussion in “Non-GAAP Measures.”